Exhibit 4.22

FIRST AMENDMENT TO 1.5% SENIOR CONVERTIBLE NOTE (RS-10)

This First Amendment to 1.5% Senior Convertible Note (RS-I 0) (this "Amendment") is made and entered into as of February 27, 2017, by and between Amyris, Inc., a Delaware corporation (the "Company") and Total Energies Nouvelles Activites USA (f.k.a. Total Gas & Power USA, SAS) (the "Investor").

RECITALS

WHEREAS, on March 21, 2016 the Company issued to the Investor a 1.5% Senior Convertible Note (RS-10) in the principal amount of $3,700,000 (the "Note"), which Note is attached hereto as Exhibit A.

WHEREAS, the Company and the Investor desire to amend the Note as set forth herein.

WHEREAS, pursuant to Section 7 of the Note, the Note may be amended with the written consent of the Company and the Investor.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.         Amendment of Section 2(b) of the Note. Section 2(b) of the Note is hereby deleted in its entirety and replaced with the following:

(b)       Scheduled Payment of Principal. Unless paid, converted or cancelled and extinguished earlier in accordance with the terms hereof, the Company shall deliver to the Investor cash in the amount of the Face Amount, together with all accrued and unpaid interest on this Note, on May 15, 2017 (the "Final Maturity Date") and this Note shall be retired and canceled.

2.       Amendment of Section 14 of the Note. Investor hereby designates the following address for purposes of receiving notice under the Note.:

c/o Total Raffinage Chimie

2, place Jean Millier - La Defense 6

92078 Paris La Defense Cedex

France

Attn:

Fax. No.:

Email:

With a copy to (which shall not constitute notice):

Legal Department

Total Energies Nouvelles Activites USA

24 Cours Michelet

92800 Courbevoie

France

Attn: Department Head

3.        Full Force and Effect. Except as expressly modified by this Amendment, the terms of the Note shall remain in full force and effect.

4.        Integration. This Amendment and the Note constitute the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

5.        Counterparts; Facsimile. This Amendment may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Amendment may be executed and delivered by facsimile, or by email in portable document format (.pdf), and delivery of any signature page by such method will be deemed to have the same effect as if the original signature had been delivered to the other party.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

AMYRIS, INC.

By:	/s/ John Melo
Name:	John Melo
Title:	President & Chief Executive Officer

[Signature Page to First Amendment to R&D Note]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

TOTAL ENERGIES NOUVELLES ACTIVITES USA
(F.K.A. TOTAL GAS & POWER USA, SAS)

By:	/s/ Christophe Vuillez
Name:	Christophe Vuillez
Title:	Attorney in fact

[Signature Page to First Amendment to R&D Note]

Exhibit A

See attached.